EXHIBIT 99.1

ASTEC INDUSTRIES, INC. REPORTS SECOND QUARTER 2004 RESULTS

CHATTANOOGA, Tenn. (July 21, 2004) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the second quarter ended June 30, 2004.

Net income for the second quarter of 2004 was $12.6 million, or $.62 per diluted share, compared with a net loss of $2.2 million, or $.11 per share, for the second quarter of 2003.

As previously announced, the Company sold substantially all of the assets and liabilities of Superior Industries of Morris, Inc. (Superior) on June 30, 2004. The Company recognized a gain of $5.5 million, net of taxes of $5.0 million, on the sale of Superior in the second quarter of 2004. Superior's financial results are included in the income from discontinued operations line and are excluded from all other lines on the statement of operations.

Net sales from continuing operations for the second quarter ended June 30, 2004 were $145.9 million compared to $103.4 million for the second quarter ended June 30, 2003. International sales for the second quarter of 2004 were 26.1% of total revenues versus 21.2% for 2003. Net sales from Superior that are included in discontinued operations for the second quarters ended June 30, 2004 and June 30, 2003, were $8.5 million and $6.4 million, respectively. Net income from continuing operations for the second quarter of 2004 was $6.3 million, or $.31 per diluted share compared to a net loss from continuing operations of $2.8 million, or $.14 per share, for the second quarter of 2003. Income from discontinued operations for the second quarter ending June 30, 2004 was $.8 million net of $.5 million of income taxes compared to $.6 million net of $.4 million in income taxes for the quarter ended June 30, 2003. Diluted earnings per share from discontinued operations including the gain on disposal for the second quarter ending June 30, 2004 was $.31 and for June 30, 2003 was $.03.

Net income for the six months ended June 30, 2004 was $18.1 million, or $.90 per diluted share, compared to a net loss of $4.0 million, or $.21 per share, for the six months ended June 30, 2003.

Net sales from continuing operations for the six months ended June 30, 2004 were $281.7 million compared to $218.5 million for the six months ended June 30, 2003. International sales for the six months ended June 30, 2004 were 23.8% of total revenues versus 20.7% for 2003. Net sales for Superior that are included in discontinued operations for the six months ended June 30, 2004 totaled $15.8 million and for the six months ended June 30, 2003 totaled $13.4 million. The net income from continuing operations for the six months ended June 30, 2004 was $11.1 million, or $.55 per diluted share, compared with a net loss of $5.3 million, or $.27 per share, for the same period in 2003. Income from discontinued operations for the six months ended June 30, 2004 was $1.4 million net of income tax of $.9 million compared to $1.2 million net of $.8 million in income tax for the six months ended June 30, 2003. Diluted earnings per share from discontinued operations including the gain on disposal for the six months ending June 30, 2004 was $.35 and for June 30, 2003 was $.06.

Condensed consolidated financial statements for the second quarter and for the first six months of 2004 and 2003, and additional information related to segment revenues and profits are attached to this press release.

Astec's backlog for continuing operations at June 30, 2004, was $68.7 million compared with $41.9 million at June 30, 2003, for a 64% increase.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "We are pleased with the improvement in our business in the second quarter of 2004 versus 2003. The liquidity and strength of our balance sheet continues to improve from operations and the sale of assets and liabilities of Superior Industries of Morris, Inc. On June 30, 2004 the revolving credit line balance was paid down to zero and the term loan balance was reduced by $4.5 million dollars from the proceeds of the Superior sale."

Comments Concerning The Third Quarter of 2004: The following discussion is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this Press Release.

Dr. J. Don Brock also stated, "We are concerned about the possible delay or reluctance in buyer's decisions on larger equipment because the reauthorization of TEA- 21 has not been resolved by Congress. Fluctuating oil prices continue to impact the cost of asphalt for our customers. Continued steel price increases and the resulting cost increases in purchased components threaten gross margins if sale prices can't be achieved to overcome the cost increases. An improving economy should lead to more fuel tax collections and a healthier status of state government funding. The reauthorization of TEA-21 could provide a very positive impact to our customer's current attitude toward spending. Customers have profited from the smaller contracts awarded to utilize piecemeal federal awards and some are now considering the need for capital expenditures to take advantage of the current opportunity to generate accelerated depreciation to reduce income taxes. This tax-break will expire December 31, 2004 and could lead to orders in the third and fourth quarters."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on July 21, 2004, at 10:00 A.M. Eastern Time to review its second quarter results as well as current business conditions. The number to call for this interactive teleconference is (800) 922-0755. International callers should dial (973) 935-2401. Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website:

www.astecindustries.com/investors, Conference Calls Section. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Saturday, July 24, 2004 by dialing (877) 519-4471, or (973) 341-3080 for international callers - Confirmation #4969312. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the future generally, the Company's liquidity and strength of its balance sheet, the timing of any expected recovery in the Company's markets, the amount of fuel tax collections, the status of state government funding, the ability of the Company to capitalize on expected upturns in its markets, and the impact of any highway bill. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, further downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, a failure to comply with covenants in the Company's credit facility or to obtain waivers thereof, rising interest rates, rising steel and steel component pricing, delayed or decreased funding for highway projects, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2003.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or

F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: mhall@astecindustries.com

or

Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30	June 30
Assets	2004	2003
Current Assets
Cash and cash equivalents	$ 20,325	$ 11,280
Receivables, net	63,826	57,609
Inventories	103,440	113,740
Prepaid expenses and other	9,114	23,204
Total current assets	196,705	205,833
Property and equipment, net	99,398	115,357
Other assets	22,831	42,340
Total assets	$ 318,934	$ 363,530
Liabilities and shareholders' equity
Current liabilities
Revolving credit loan	$ -	$ 27,782
Notes payable	223	3,683
Current maturities of long-term debt	6,857	5,872
Accounts payable - trade	38,453	34,158
Other accrued liabilities	51,413	38,668
Total current liabilities	96,946	110,163
Long-term debt, less current maturities	30,602	50,373
Other non-current liabilities	4,074	10,638
Minority interest in consolidated subsidiary	698	451
Total shareholders' equity	186,614	191,905
Total liabilities and shareholders' equity	$ 318,934	$ 363,530

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2004	2003	2004	2003
Net sales	$ 145,937	$ 103,437	$ 281,665	$ 218,523
Cost of sales	115,296	85,416	222,200	181,892
Gross profit	30,641	18,021	59,465	36,631
Selling, general, administrative & engineering expenses	19,913	17,580	39,786	37,984
Income (loss) from operations	10,728	441	19,679	(1,353)
Interest expense	1,072	2,096	2,151	4,435
Other income, net of expense	721	891	661	1,058
Senior note termination expense	-	(3,837)	-	(3,837)
Income (loss) from continuing operations before income taxes	10,377	(4,601)	18,189	(8,567)
Income taxes on continuing operations	4,015	(1,777)	7,014	(3,316)
Minority interest in earnings	36	10	46	31
Income (loss) from continuing operations	6,326	(2,834)	11,129	(5,282)
Income from discontinued operations	1,252	1,012	2,307	2,016
Income taxes on discontinued operations	483	390	888	776
Gain on disposal of discontinued operations (net of tax of $4,970)	5,507	-	5,507	-
Net income (loss)	$ 12,602	$ (2,212)	$ 18,055	$ (4,042)

Earnings per Common Share
Income (loss) from continuing operations:
Basic	$ 0.32	$ (0.14)	$ 0.57	$ (0.27)
Diluted	$ 0.31	$ (0.14)	$ 0.55	$ (0.27)

Income from discontinued operations:
Basic	$ 0.32	$ 0.03	$ 0.35	$ 0.06
Diluted	$ 0.31	$ 0.03	$ 0.35	$ 0.06

Net income (loss):
Basic	$ 0.64	$ (0.11)	$ 0.92	$ (0.21)
Diluted	$ 0.62	$ (0.11)	$ 0.90	$ (0.21)

Weighted average common shares outstanding
Basic	19,691,359	19,686,539	19,666,055	19,682,161
Diluted	20,179,112	19,686,539	20,057,591	19,682,161

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended June 30, 2004 and 2003
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2004 Revenues	44,325	56,975	26,519	18,073	45	145,937
2003 Revenues	30,733	39,730	20,803	11,933	238	103,437
Change $	13,592	17,245	5,716	6,140	(193)	42,500
Change %	44.2%	43.4%	27.5%	51.5%	(81.1%)	41.1%

2004 Gross Profit	9,328	13,154	6,029	2,938	(808)	30,641
2004 Gross Profit %	21.0%	23.1%	22.7%	16.3%	(1795.6%)	21.0%
2003 Gross Profit	3,544	8,259	4,418	1,792	8	18,021
2003 Gross Profit %	11.5%	20.8%	21.2%	15.0%	3.4%	17.4%
Change	5,784	4,895	1,611	1,146	(816)	12,620

2004 Profit (Loss)	4,966	6,145	2,780	553	(8,046)	6,398
2003 Profit (Loss)	(511)	1,053	946	(1,115)	(3,687)	(3,314)
Change $	5,477	5,092	1,834	1,668	(4,359)	9,712
Change %	1071.8%	483.6%	193.9%	149.6%	(118.2%)	293.1%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income (loss) is as follows:
	For the three months ended June 30
	2004	2003
Total profit (loss) for all segments	$ 6,398	$ (3,314)
Minority interest in earnings of subsidiary	(36)	(10)
Recapture (elimination) of intersegment profit	(36)	490
Consolidated net income (loss) from continuing operations	6,326	(2,834)
Profit from discontinued operations, net of tax	769	622
Gain on sale of discontinued operations, net of tax	5,507	-
Consolidated net income (loss)	$ 12,602	$ (2,212)

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the six months ended June 30, 2004 and 2003
(in thousands)
(Unaudited)
	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2004 Revenues	87,588	107,332	50,650	36,050	45	281,665
2003 Revenues	75,055	77,001	41,259	24,439	769	218,523
Change $	12,533	30,331	9,391	11,611	(724)	63,142
Change %	16.7%	39.4%	22.8%	47.5%	(94.1%)	28.9%

2004 Gross Profit	17,968	25,320	12,159	5,060	(1,042)	59,465
2004 Gross Profit %	20.5%	23.6%	24.0%	14.0%	(2315.6%)	21.1%
2003 Gross Profit	10,120	15,806	8,709	1,762	234	36,631
2003 Gross Profit %	13.5%	20.5%	21.1%	7.2%	30.4%	16.8%
Change	7,848	9,514	3,450	3,298	(1,276)	22,834

2004 Profit (Loss)	9,262	11,276	5,508	(83)	(14,682)	11,281
2003 Profit (Loss)	1,573	1,861	2,134	(4,149)	(7,145)	(5,726)
Change $	7,689	9,415	3,374	4,066	(7,537)	17,007
Change %	488.8%	505.9%	158.1%	98.0%	(105.5%)	297.0%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income (loss) is as follows:
	For the six months ended June 30
	2004	2003
Total profit (loss) for all segments	$ 11,281	$ (5,726)
Minority interest in earnings of subsidiary	(46)	(31)
Recapture (elimination) of intersegment profit	(106)	475
Consolidated net income (loss) from continuing operations	11,129	(5,282)
Profit from discontinued operations, net of tax	1,419	1,240
Gain on sale of discontinued operations, net of tax	5,507	-
Consolidated net income (loss)	$ 18,055	$ (4,042)